Exhibit 10.1

SECOND AMENDED AND RESTATED EXECUTIVE AGREEMENT

This Second Amended and Restated Executive Agreement (“Agreement”) between Huttig Building Products, Inc., a Delaware corporation, with its principal office located at 555 Maryville University Drive, Suite 400, St. Louis, Missouri 63141, (the “Company”) and Jon Vrabely (“Executive”) is effective as of the 10th day of May, 2021 (the “Effective Date”).

WHEREAS, the Company and Executive entered into that certain Amended and Restated Executive Agreement, effective as of March 16, 2016 (as amended from time to time, the “Original Agreement”), that set for the terms of Executive’s employment as the Company’s President and Chief Executive Officer;

WHEREAS, the Company and Executive wish to amend and restate the Original Agreement for the purpose of amending the terms and conditions of Executive’s employment with the Company;

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, the parties hereto agree that the Original Agreement is amended and restated as follows effective as of the Effective Date:

1.                  Employment. Effective as of the Effective Date, the Company shall continue to employ Executive as its President and Chief Executive Officer (“CEO”), and, Executive agrees to be employed by the Company in such capacity, subject to the terms and conditions of this Agreement. In Executive's capacity as President and CEO, he shall render such services as are consistent with such position and shall report directly to the Company’s Board of Directors (the “Board”). During the Term (as defined below), Executive shall devote all of his working time and efforts to the business and affairs of the Company and its subsidiaries and shall not engage in activities that interfere in any way with such performance.

2.                  Term of Employment. If not earlier terminated in accordance with the terms of this Agreement, Executive’s employment under this Agreement shall begin as of the Effective Date and shall continue through December 31, 2021 (the “Original Term”). Beginning January 1, 2022 and on each subsequent anniversary thereafter, the Original Term shall be automatically extended for one additional year (each such one-year extension a “Renewal Term”) unless either the Company or Executive provides written notice to the other of non-renewal not later than ninety (90) days prior to any such anniversary date. The Original Term and any Renewal Term(s) are collectively referred to herein as the “Term.” Notwithstanding the foregoing, the Term shall be extended and this Agreement shall remain in effect during the Protected Period (as defined in Paragraph 4(d)(i) below).

3.                  Compensation and Benefits.

(a)               Base Compensation.

(i)                 In general, for all services rendered by Executive under this Agreement on behalf of the Company, the Company shall pay to Executive a base salary of Six Hundred and Thirty Thousand and No/100 Dollars ($630,000). Such salary will be reviewed on an annual basis and may be increased from time to time by the Board, payable in accordance with the Company’s normal payroll practices, and such salary cannot be decreased at any time without the prior written consent of Executive.

(ii)              In no way limiting the foregoing, at all times during the Protected Period, Executive’s annual base salary shall be at least equal to twelve times the highest monthly base salary paid or payable to Executive by the Company during the twelve-month period immediately preceding the month in which the Protected Period Effective Date occurs.

(iii)            In this Agreement, “Base Salary” shall be as determined in accordance with Paragraph 3(a)(i) or 3(a)(ii), as applicable.

(b)               Long-Term Incentive Compensation Awards. On an annual basis, Executive will be eligible to receive one or more awards (the “LTI Awards”) granted under the 2005 Executive Incentive Compensation Plan Fourth Amendment and Restatement Effective April 27, 2015, as the same may be amended from time to time (or any successor plan thereto) (the “Incentive Plan”). Such annual LTI Awards shall have an aggregate targeted value equal to not less than 100% of Executive’s then current Base Salary, may be cash-based or stock-based, may be time-vesting or performance-vesting, and shall be subject to Board adjustment and approval.

(c)               Annual Incentive Compensation. For each fiscal year of the Company during the Term, Executive shall have the opportunity to earn an annual lump sum cash incentive award targeted at not less than 100% of Executive’s then current base salary, subject to Board adjustment and approval. Such annual incentive award opportunity shall be determined under the annual incentive award design adopted each year by the Board under the Incentive Plan. Such annual incentive award is referred to herein as the “Annual Bonus.”

(d)               Annual Discretionary Defined Contribution Deferred Compensation Plan. The Company previously established in 2016 a discretionary defined contribution non-qualified deferred compensation plan (the “DC Plan”) that includes the following features:

(i)                 Annual Contributions. For each calendar year during the Term, the Company will credit Executive's account under the DC Plan with an annual discretionary Company contribution in an amount targeted between $100,000 and $300,000, but subject to adjustment based on Company and individual performance as determined by the Board.

(ii)                 Vesting. The account will vest in full on the 7th anniversary of the DC Plan (i.e., January 1, 2023), subject to Executive’s continued employment with the Company. See Paragraphs 4(a) and (b) for additional vesting provisions in case of termination of employment before that date.

(iii)                 Payment Provisions. Vested balances will be payable in a lump sum as soon as practicable, but not more than 90 days following Executive's separation from service with the Company, subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(iv)                 Account Adjustments. During the deferral period, balances in the account will be adjusted with deemed investment returns based on Executive's selection from a menu of available deemed investment choices selected by the Board.

(e)               Vacation and Other Benefit Plans and Arrangements. Executive shall be entitled to participate in such other vacation and benefit plans and arrangements as may be offered by the Company to similarly situated executive officers of the Company; provided that, nothing contained herein shall or shall be deemed to require the Company to develop or continue to maintain any particular plan or arrangement. Subject to qualification, Executive shall also be entitled to participate in a supplemental executive life insurance and disability insurance plan with benefits of three times his Base Salary upon death and providing supplemental income in the event of disability.

(f)                Automobile. During the Term, the Company shall lease on Executive’s behalf an automobile, in accordance with the Company’s standard practices and procedures at the time of this Agreement.

4.                  Termination.

(a)               Termination, In General. This Agreement may terminate prior to the end of the Term specified in Paragraph 2 above for any reason, including upon Executive’s death or Disability (as defined in Paragraph 4(d)(v)). The provisions of this Paragraph 4(a) shall apply prior to the Protected Period Effective Date (defined below), and payments and benefits provided under this Paragraph 4(a) shall be in lieu of any payment or benefit provided under Paragraph 4(b). In the event of a termination for any reason, the Company shall pay to Executive (or his estate, in the event of his death) upon the Termination Date all amounts of accrued and owing compensation, including (A) Base Salary through the Termination Date (payable on the first regular payroll date on or after the Termination Date), (B) any Annual Bonus or performance-based LTI Awards to the extent earned and payable based on performance for the prior year but not yet paid as of the Termination Date (payable no later than March 15 of the year of the Termination Date), (C) accrued but unpaid or unused vacation due Executive per the Company’s vacation policy, or as may be required under applicable law (payable on the first regular payroll date on or after the Termination Date), (D) timely submitted expense reimbursements accrued and owing as of the Termination Date, and (E) any vested benefits or entitlements under any employee benefit plans of the Company in which the Executive participates (e.g., vested 401(k) plan balances, vested balances under the DC Plan, rights to COBRA continuation coverage under group medical plans, supplemental executive life insurance and disability insurance plan benefits, etc.), subject to the terms and conditions of such plans (collectively, the “Accrued Obligations”). In addition, outstanding, unvested LTI Awards shall be subject to the following vesting conditions: (x) for any time-vesting LTI Awards, accelerated vesting shall be as provided in Paragraphs 4(a)(i) and (ii) and Paragraph 4(b) below; and (y) for any performance-based LTI Awards for which performance during the applicable performance period has not yet been completed, regardless of the reason for termination, each respective performance-based LTI Award shall be calculated for performance results measured through the Termination Date (or the most recently preceding date for which such performance is readily measurable) and such performance results shall be projected at the same rate of performance for the entire performance period applicable to such LTI Award to calculate the total payout of the LTI Award. Following the application of the vesting conditions described in the preceding sentence, such outstanding LTI Awards shall be settled and paid in a single lump sum payment as soon as practicable, and not more than 30 days, following the Termination Date. Payments made pursuant to this Paragraph 4(a) shall be in lieu of, and non-duplicative of, payments under any other agreement between Executive and the Company. This paragraph shall survive termination of this Agreement.

(i)                 Termination as a Result of Death or Disability. If Executive’s employment is terminated by reason of Executive’s death or Disability, in addition to the Accrued Obligations:

(1)               Executive or his beneficiary or estate (as the case may be) shall be paid a pro rata Annual Bonus in the amount equal to the product of (A) the Average Annual Bonus and (B) a fraction, the numerator of which is the number of days in the then current fiscal year through the Termination Date, and the denominator of which is 365. Such amount shall be payable in a single lump sum cash payment as soon as practicable, and not more than 30 days, following the Termination Date due to death or Disability; plus

(2)               With respect to outstanding, unvested LTI Awards, (A) time-vesting LTI Awards shall become immediately and fully vested, and (B) performance-based LTI Awards shall vest (without proration) based on actual and projected performance as provided in Paragraph 4(a), in each case, with settlement to occur in a single lump sum payment as soon as practicable, and not more than 30 days, following the Termination Date; plus

(3)               Any unvested portion of Executive’s balance in the DC Plan shall become fully vested.

For purposes of this Agreement, the “Average Annual Bonus” shall be the average bonus paid or payable to Executive by the Company and its affiliated companies in respect of the three fiscal years immediately preceding the fiscal year in which the termination occurs.

(ii)              Termination by the Company Without Cause. If the Company terminates Executive’s employment without Cause, or fails to renew Executive’s employment at the end of the Original Term or any Renewal Term for reasons that do not constitute Cause, in exchange for a release of all claims Executive may have against the Company, its affiliates, and its or their officers, directors, employees and agents, in addition to the Accrued Obligations:

(1)               Executive shall receive an amount equal to (A) two times Executive’s then current Base Salary plus (B) two times the Average Annual Bonus (the “Severance Payment”); plus

(2)               Executive shall be paid a pro rata Annual Bonus based on the Company’s actual performance through the Termination Date (or the most recently preceding date for which such performance is readily measurable). Such amount shall be payable in a single lump sum cash payment as soon as practicable, and not more than 30 days, following the Termination Date; plus

(3)               With respect to outstanding, unvested LTI Awards, (A) time-vesting LTI Awards shall become immediately and fully vested, and (B) performance-based LTI Awards shall vest (without proration) based on actual and projected performance as provided in Paragraph 4(a), in each case, with settlement to occur in a single lump sum payment as soon as practicable, and not more than 30 days, following the Termination Date; plus

(4)               Executive shall receive an amount equal to two years of COBRA premiums based on the terms of Company’s group health plan and Executive’s coverage under such plan as of the Termination Date (regardless of any COBRA election actually made by Executive or the actual COBRA coverage period under Company’s group health plan) (the “COBRA Payment”); plus

(5)               Any unvested portion of Executive’s balance in the DC Plan shall become fully vested.

The Severance Payment shall be paid to Executive in 24 equal monthly installments beginning on the first regularly scheduled payroll date occurring on or immediately after the 30th day following the Termination Date (or the 60th day after the Termination Date if the Company determines that the Executive is required by law to have a 45-day period to consider any release of claims as provided below) (the “First Payment Date”). Any Severance Payment that would otherwise have been paid prior to the First Payment Date shall be paid on the First Payment Date. In addition, the COBRA Payment shall be made in a single lump sum on the First Payment Date. Payment of the Severance Payment, COBRA Payment and pro rata Annual Bonus are each conditioned on Executive signing a release as required by this Paragraph 4(a)(ii) and such release becoming irrevocable on or before the First Payment Date.

(iii)            Termination by the Company for Cause; Voluntary Termination by Executive. If Executive’s employment shall be terminated by the Company for Cause or by Executive for any reason, this Agreement shall terminate without further obligations to Executive other than payment of (A) the Accrued Obligations and (B) performance-based LTI Awards based on actual and projected performance as provided in Paragraph 4(a), with settlement of such performance-based LTI Awards to occur in a single lump sum payment as soon as practicable, and not more than 30 days, following the Termination Date.

(iv)             Definition of Cause. For purposes of this Agreement, “Cause” is defined as (i) personal dishonesty or breach of fiduciary duty resulting in Executive gaining, or attempting to gain, personal profit at the expense of the Company; (ii) repeated failure of Executive to perform his duties hereunder which are demonstrably willful and deliberate on his part and which are not remedied in a reasonable period of time after receipt of written notice from the Company; (iii) the commission of a criminal act related to the performance of duties, or the furnishing of proprietary confidential information about the Company to a competitor, or potential competitor, or third party whose interests are adverse to those of the Company; (iv) intoxication by alcohol or drugs during work hours while performing work functions for the Company; (v) conviction of a felony; or (vi) any breach of any material Company policy or any material term of this Agreement or any other agreement by and between Executive and the Company after written notice of the detailed nature of said breach and the opportunity to cure said breach (if curable) within 30 days of receipt of written notice.

(b)               Termination During the Protected Period. The provisions of this Paragraph 4(b) shall apply on and after the Protected Period Effective Date (defined below) and shall remain in effect during the Protected Period, and payments and benefits provided under this Paragraph 4(b) shall be in lieu of any payment or benefit provided under Paragraph 4(a). If Executive’s employment terminates after the Protected Period Effective Date, the following shall apply:

(i)                 Death or Disability. If Executive’s employment is terminated by reason of Executive’s death or Disability during the Protected Period, Executive or his beneficiary or estate (as the case may be) shall receive the same compensation and benefits as provided in Paragraph 4(a)(i) above.

(ii)              Termination by the Company For Cause; Other Than for Good Reason. If Executive’s employment shall be terminated by the Company for Cause or by Executive without Good Reason during the Protected Period, this Agreement shall terminate without further obligations to Executive other than (A) the Accrued Obligations and (B) performance-based LTI Awards shall vest (without proration) based on actual and projected performance as provided in Paragraph 4(a).

(iii)            Termination by the Company Without Cause or for Good Reason. If Executive terminates his employment for Good Reason or his employment is terminated by the Company without Cause during the Protected Period, Executive shall receive, in addition to the Accrued Obligations:

(1)               To the extent not theretofore paid as part of the Accrued Obligations, Executive’s Highest Base Salary through the Termination Date. Highest Base Salary is defined as the highest Base Salary paid to Executive in any single month during the 24 months immediately prior to the Termination Date; plus

(2)               A pro rata Annual Bonus in the amount of the product of (x) the greater of the Annual Bonus paid or payable (annualized for any fiscal year consisting of less than twelve full months or for which Executive has been employed for less than twelve full months) to Executive for the most recently completed fiscal year during the Employment Period, if any, or the Average Annual Bonus, and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Termination Date, and the denominator of which is 365; plus

(3)               With respect to outstanding, unvested LTI Awards, (A) time-vesting LTI Awards shall become immediately and fully vested, and (B) performance-based LTI Awards shall vest (without proration) based on actual and projected performance as provided in Paragraph 4(a), in each case, with settlement to occur in a single lump sum payment as soon as practicable, and not more than 30 days, following the Termination Date; plus

(4)               An amount equal to (A) three times the Executive’s Highest Base Salary, plus (B) three times the Average Annual Bonus; plus

(5)               Any unvested portion of Executive’s balance in the DC Plan shall become fully vested; plus

(6)               An amount equal to three years of COBRA premiums based on the terms of Company’s group health plan and Executive’s coverage under such plan as of the Termination Date (regardless of any COBRA election actually made by Executive or the actual COBRA coverage period under Company’s group health plan); plus

(7)               The Company shall, at its sole expense as incurred, provide Executive with outplacement services the scope and provider of which shall be selected by the Executive in his sole discretion, provided, in no event shall such outplacement services cost more than $25,000.

All such payments under clauses (1), (2), (4), and (6) of this Paragraph 4(b)(iii) shall be paid to Executive in a lump sum in cash on the First Payment Date; provided that Executive has signed a release of all claims and such release has become irrevocable on or before the payment date; provided, however, that amounts determined under clause (4) shall be payable in thirty-six equal monthly installments for any termination of employment during the Protected Period that occurs either before the date of the Change in Control or more than 24 months after the date of the Change in Control, to the extent necessary to comply with the requirements of Section 409A of the Code, provided further, that in case of a Termination Date during the Protected Period but before the date of the Change in Control, any remaining unpaid installments shall be payable in a lump sum upon the closing of a Change in Control (in each case, only if the Change in Control is a “change in control event” within the meaning of Section 409A of the Code).

(c)               Section 409A. Notwithstanding any other provision to the contrary, with respect to the timing of payments under Paragraph 4(a) or 4(b), if, at the time of Executive’s termination, Executive is deemed to be a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any successor statute, regulation and guidance thereto) of the Company, then only to the extent necessary to comply with the requirements of Code Section 409A, any payments to which Executive may become entitled under Paragraph 4(a) or 4(b) which are subject to Code Section 409A (and not otherwise exempt from its application) will be withheld until the first business day of the seventh month following the termination of Executive’s employment, at which time Executive shall be paid an aggregate amount of payments otherwise due to the Executive under the terms of Paragraph 4(a) or 4(b) for the preceding 6-month period, as applicable. Each separate payment in the series of separate payments shall be analyzed separately for purposes of determining whether such payment is subject to, or exempt from compliance with, the requirements of Code Section 409A.

(d)               Definitions.

(i)                 Protected Period, Protected Period Effective Date. The “Protected Period” shall begin on the closing date of a transaction constituting a Change in Control (defined below) (the “Protected Period Effective Date”) and ending upon the first to occur of: (i) the date that is 36 months from the Protected Period Effective Date; or (ii) the first day of the month next following Executive’s normal retirement date under the Huttig Building Products, Inc. Savings & Investment Plan, or any successor retirement plan; provided that, if Executive’s employment with the Company is terminated prior to the date on which a Change in Control occurs, and it is reasonably demonstrated that such termination (A) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (B) otherwise arose in connection with or anticipation of a Change in Control, then for all purposes of this Agreement, and specifically without limitation, the “Protected Period Effective Date” shall mean the date immediately prior to the date of Executive’s termination.

(ii)              Cause. Cause during the Protected Period shall have the same meaning as set forth in Paragraph 4(a)(iv) above.

(iii)            Good Reason. “Good Reason” means Executive’s good faith determination that any of the following has occurred:

(1)               Executive’s Base Salary is (A) less than twelve times the highest monthly base salary paid or payable to him by the Company during the twelve-month period immediately preceding the month in which the Protected Period Effective Date occurs, (B) not reviewed at least annually or has not been increased at any time and from time to time in a manner substantially consistent with increases in base salary awarded in the ordinary course of business to other key employees of the Company and its subsidiaries, or (C) is reduced after any such increase;

(2)               Executive is not eligible to receive, an annual bonus (either pursuant to any incentive compensation plan maintained by the Company or otherwise) in cash on the same basis as in the fiscal year immediately preceding the fiscal year in which the Protected Period Effective Date occurs or, if more favorable to Executive, on the same basis as awarded at any time thereafter to other key employees of the Company and its subsidiaries;

(3)               The Company fails to offer to Executive (and his eligible spouse and dependents, as applicable) incentive, savings and retirement plans, practices, policies and programs as may be applicable to other key employees of the Company and its subsidiaries and welfare benefit plans and policies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs), which shall provide Executive (and his eligible spouse and dependents) with compensation, benefits and reward opportunities, and welfare benefits, as applicable, at least as favorable in the aggregate as the most favorable of such compensation, benefits and reward opportunities and welfare benefits as provided by the Company for Executive (and his spouse and dependents, as applicable) under such plans, practices, policies and programs as in effect at any time during the 90-day period immediately preceding the Protected Period Effective Date or, if more favorable to Executive, as provided at any time thereafter with respect to other key employees of the Company and its subsidiaries;

(4)               The Company does not provide (A) prompt reimbursement for reasonable expenses, (B) paid vacation, (C) fringe benefits, including use of an automobile and payment of related expenses, or (D) provide an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance, at least equal in all cases to the most favorable of the foregoing provided under any policies or practices, or provided to Executive by the Company and its subsidiaries at any time during the 90-day period immediately preceding the Protected Period Effective Date or, if more favorable to Executive, as provided at any time thereafter with respect to other key employees of the Company and its subsidiaries;

(5)               The assignment of Executive of any duties inconsistent in any respect with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as they were constituted at any time during the 90-day period immediately preceding the Protected Period Effective Date, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities;

(6)               The Company requires Executive to perform his services at a location other than where he was employed immediately preceding the Protected Period Effective Date or any office or location more than thirty-five (35) miles from such location, except for travel reasonably required in the performance of Executive’s responsibilities;

(7)               Any purported termination by the Company of Executive’s employment otherwise than as expressly permitted by this Agreement; or

(8)               Any failure by the Company to comply with and satisfy Paragraph 10 of this Agreement.

Notwithstanding the foregoing, for purposes of items (1) – (5) above there shall be excluded from the definition of “Good Reason” any isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company within 30 days after receipt of notice thereof given by Executive. Failures occurring more than once per calendar year shall not be considered isolated, insubstantial or inadvertent under this Paragraph. Any good faith determination of “Good Reason” made by Executive shall be conclusive for purposes of this Paragraph and shall not be contested by the Company; provided (i) Executive gives the Company notice of such failure within 60 days of its occurrence, (ii) the Company does not cure such failure within 30 days, and (iii) Executive terminates within 30 days of the Company’s failure to cure.

(iv)             Change in Control. “Change in Control” means, and shall be deemed to have occurred upon, the first to occur of any of the following events: (a) the first purchase of shares pursuant to a tender offer or exchange offer (other than a tender offer or exchange offer by the Company) for all or part of the shares of the common stock of the Company (“Shares”) or any securities convertible into such Shares, (b) the receipt by the Company of a Schedule 13D or other notice indicating that a person is the “beneficial owner” (as that term is defined in Rule 13d-3 under the Exchange Act) of 20% or more of the Shares calculated as provided in paragraph (d) of said Rule 13d-3, (c) the date of consummation of any merger, reorganization, consolidation, share exchange, transfer of assets or other transaction having similar effect involving the Company (“Business Transaction”) in which the Company will not be the continuing or surviving corporation or pursuant to which Shares would be converted into cash, securities or other property, other than a Business Transaction in which the holders of the Shares immediately prior to the Business Transaction would own more than 50% of the common stock of the surviving corporation immediately after the Business Transaction, (d) the date of consummation of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, (e) the adoption of any plan or proposal for the liquidation (but not a partial liquidation) or dissolution of the Company, or (f) the date upon which the individuals who constitute the Board as of the Restatement Effective Date of the Incentive Plan (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to such date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company) shall, for purposes of this Plan, be considered as though such person were a member of the Incumbent Board. For purposes of this Agreement, in all respects, the definition of “Change in Control” hereunder shall be interpreted, and limited to the extent necessary, to comply with Code Section 409A, and the provisions of Treasury Notice 2005-1, Proposed Treasury Regulation Section 1.409A and any successor statute, regulation and guidance thereto.

(v)               Disability. “Disability” means

(1)               Executive is unable to perform the essential functions of his position without reasonable accommodation by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months; or

(2)               Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

(3)               This definition of Disability applies to the entire Agreement where the term “Disability” is referenced. This definition may not be the same definition of disability in a supplemental insurance plan.

(vi)             Termination Date. “Termination Date” means the date of receipt of the Notice of Termination (as defined in Paragraph 4(f) below) or any later date specified therein, as the case may be; provided, however, that (i) if Executive’s employment is terminated by the Company other than for Cause or Disability, the Termination Date shall be the date on which the Company notifies Executive of such termination, (ii) if Executive’s employment is terminated by reason of death or Disability, the Termination Date shall be the date of death of Executive or the date the Disability is determined, as the case may be, and (iii) to the extent necessary to comply with Section 409A of the Code, the Termination Date shall be Executive’s “separation from service” within the meaning of Section 409A of the Code.

(e)               Certain Limitations on Payments by the Company. Notwithstanding anything in this Agreement to the contrary, in the event that it is determined by an independent accounting firm chosen by mutual agreement of the parties (the “Accounting Firm”) that any economic benefit, payment or distribution by the Company to or for the benefit of Executive, whether paid, payable, distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (such excise tax referred to in this Agreement as the “Excise Tax”), then the value of any such Payments payable under this Agreement (the “Agreement Payments”) which constitute “parachute payments” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm, will be reduced so that the present value of all Payments (calculated in accordance with Section 280G of the Code and the regulations thereunder), in the aggregate, is equal to 2.99 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code (the “Reduced Amount”).  Notwithstanding the foregoing, the Agreement Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that Executive would have a greater “Net After-Tax Receipt” (as defined below) of aggregate Payments if the Executive’s Agreement Payments were reduced to the Reduced Amount.  “Net After Tax-Receipt” shall mean the present value (as determined in accordance with Section 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws (and including any employment, social security or Medicare taxes, and other taxes (including any other excise taxes)), determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the tax year in which the Change in Control occurs, or such other rate(s) as the Accounting Firm determines to be likely to apply to Executive in the relevant tax year(s) in which any Payment is expected to be made.

(f)                Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Paragraph 8 of this Agreement. If Executive terminates this Agreement for any reason or the Company terminates this Agreement without Cause, he or it shall provide to the other not less than thirty (30) days prior written notice. The Company shall not be required to provide any advance notice in the event of a termination for Cause, except as may be specifically provided herein as a result of a “cure” provision, nor shall the thirty (30) day notice requirement apply to either party for a termination as a result of non-renewal of employment at the end of the Original Term or any Renewal Term. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) if the Termination Date (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than sixty (60) days after the giving of such notice). The failure by Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder.

(g)       Condition on Payments. The right to payments contemplated in Paragraphs 4(a) and (b) shall cease if Executive breaches any material provision of any agreement between Executive and the Company, including without limitation Paragraph 5 or any other material term of this Agreement, and fails to cure said breach (if curable) within 30 days of receipt of written notice from the Company setting forth in detail the nature of the breach. This paragraph shall survive termination of this Agreement.

5.                  Executive Covenants.

(a)               Confidential Information. Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its subsidiaries, and their respective businesses, which shall have been obtained by Executive during Executive’s employment by the Company or any of its subsidiaries and which shall not be or become public knowledge (other than by acts by Executive or his representatives in violation of this Agreement). After termination of Executive’s employment with the Company, Executive shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this subparagraph (a) constitute a basis for deferring or withholding any amounts otherwise payable to Executive under this Agreement.

(b)               Covenant Not to Compete. At all times during Executive’s employment by the Company or any of its subsidiaries and for one year following termination of Executive’s employment, Executive shall not, unless acting with the prior written consent of the Company, directly or indirectly (i) own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be associated as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit his name to be used in connection with, any profit or not-for-profit business or enterprise which at any time during such period designs, manufactures, assembles, sells, distributes or provides products (or related services) in competition with those designed, manufactured, assembled, sold, distributed, or provided, or under active development, by the Company (including all future developments in and improvements on such products and services) in any part of the world; (ii) offer or provide employment to, interfere with or attempt to entice away from the Company, either on a full-time or part-time or consulting basis, any person who then currently is, or who within one year prior thereto had been, employed by the Company; (iii) directly or indirectly, solicit the business of, or do business with, any customer, supplier, or prospective customer or supplier of the Company with whom Executive had direct or indirect contact or about whom Executive may have acquired any knowledge while employed by the Company, or (iv) take any action which is intended, or would reasonably be expected, to harm the Company or its reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Company; provided, however, that this provision shall not be construed to prohibit the ownership by Executive of not more than 2% of any class of securities of any corporation which is engaged in any of the foregoing businesses that has a class of securities registered pursuant to the Securities Exchange Act of 1934. If Executive’s spouse engages in any of the restricted activities set forth in the preceding sentence, Executive shall be deemed to have indirectly engaged in such activities in violation of this covenant. This provision shall be extended at the option of the Company, for a period of time equal to all periods during which Executive is in violation of the foregoing covenant not to compete and to extend the covenant not to compete to run from the date any injunction may be issued against Executive, should that occur, to enable the Company to receive the full benefit of the covenant not to compete agreed to herein by Executive.

(c)               Rights and Remedies Upon Breach. It is recognized that the services to be rendered under this Agreement by Executive are special, unique and of extraordinary character. If Executive breaches, or threatens to commit a breach of, any of the provisions of Paragraph 5(a) or 5(b) (the “Covenants”), then the Company and/or any of its affiliates shall have the following rights and remedies, each of which shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

(i)       Specific Performance. The right and remedy to have the Covenants specifically enforced by any court having equity jurisdiction, including obtaining an injunction to prevent any continuing violation thereof, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will be difficult to ascertain and will not provide adequate remedy to the Company.

(ii)       Severability of Covenants. If any of the Covenants, or any part thereof, are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the Covenants or the enforceability thereof in any other jurisdiction, which shall be given full effect, without regard to the invalidity or unenforceability in such other jurisdiction.

(iii)       Blue-Pencilling. If any of the Covenants, or any part thereof, are held to be unenforceable because of the duration of such provision or the geographical scope covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration or geographical scope of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced; provided, however, that the determination of such court shall not affect the enforceability of the Covenants in any other jurisdiction.

(d)               Assignability. Executive specifically acknowledges and agrees that in the event the Company should undergo any change in ownership or change in structure or control, or should the Company transfer some or all of its assets to another entity, the Covenants contained herein and the right to enforce the Covenants may be assigned by the Company to any company, business, partnership, individual or entity, and that Executive will continue to remain bound by the Covenants.

(e)               Survival. This Paragraph 5 shall survive termination of this Agreement.

6.                  Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices, provided by the Company or any of its subsidiaries and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any stock option, restricted stock, stock appreciation right, or other agreements with the Company or any of its subsidiaries. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its subsidiaries at or subsequent to the Termination Date shall be payable in accordance with such plan, policy, practice or program provided, however, that in the event the terms of any such plan, policy, practice or program concerning the payment of benefits thereunder shall conflict with any provision of this Agreement, the terms of this Agreement shall take precedence but only if and to the extent the payment would not adversely affect the tax exempt status (if applicable) of any such plan, policy, practice or program and only if the employee agrees in writing that such payment shall be in lieu of any corresponding payment from such plan, policy, practice or program.

7.                  Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or others of the validity or enforceability of, or liability under, any provision of Paragraph 4 of this Agreement or any guarantee of performance thereof, plus in each case interest at the applicable Federal rate provided for in Code Section 7872(f)(2).

8.                  Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered personally, or by telecopy or telefacsimile, (ii) on the first business day following the date of dispatch if delivered by Federal Express or other next-day courier service, or (iii) on the third business day following the date of receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a) If to the Company:	Huttig Building Products, Inc.
555 Maryville University Drive, Suite 240
St. Louis, Missouri 63141
Attention: General Counsel

(b) If to Executive:	Jon Vrabely
2039 Wilson Ridge Lane
Chesterfield, MO 63005

9.                  Waiver of Breach. The waiver of either the Company or Executive of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either the Company or Executive.

10.              Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of both the Company and Executive and their respective successors, assigns, heirs and legal representatives, but neither this Agreement nor any rights hereunder shall be assigned by either the Company or Executive without the consent in writing of the other party. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

11.              Governing Law and Venue. This Agreement shall be governed by and constructed in accordance with the laws of the State of Missouri. In the event of any legal or equitable action arising under this Agreement, the venue of such action shall lie exclusively within St. Louis County Circuit Court.

12.              Enforcement Costs. Except as specifically provided herein under Paragraph 7, if any party hereto institutes any action or proceeding to enforce this Agreement the prevailing party in such action or proceeding shall be entitled to recover from the nonprevailing party all legal costs and expenses incurred by the prevailing party in such action, including, but not limited to, reasonable attorney fees, paralegal fees, law clerk fees, and other legal costs and expenses, whether incurred at or before trial, and whether incurred at the trial level or in any appellate, bankruptcy, or other legal proceeding.

13.              Amendment; Integration. No change or modification of this Agreement shall be valid unless the same is in writing and signed by the person or party to be charged. The Company and Executive agree that they will negotiate in good faith and jointly execute an amendment to modify this Agreement to the extent necessary to comply with the requirements of Code Section 409A, or any successor statute, regulation and guidance thereto; provided, however, under no circumstances shall the Company be obligated to increase its financial obligations to Executive in connection with any such amendment. Effective as of the Effective Date, this Agreement shall supersede any and all other agreements, either oral or written, between the parties hereto with respect to the subject matter hereof; including, without limitation, the 2006 Amended and Restated Change of Control Agreement by and between the Executive and the Company, dated October 25, 2006, except this Agreement shall not supersede the Indemnification Agreement by and between Executive and the Company, dated October 10, 2005, or any restricted stock or option agreement entered into prior to the Effective Date.

14.              Severability. If any portion of this Agreement shall be, for any reason, invalid or unenforceable, the remaining portion or portions shall nevertheless be valid, enforceable and carried into effect, unless to do so would clearly violate the present legal and valid intention of the parties hereto.

15.              Tax Consequences. Executive hereby acknowledges and agrees that the Company makes no representations or warranties regarding the tax treatment or tax consequences of any compensation, benefits or other payments under this Agreement, including, without limitation, by operation of Code Section 409A, or any successor statute, regulation and guidance thereto.

16.              Headings. The headings of this Agreement are inserted for convenience only and are not to be considered in construction of the provisions hereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officers, and Executive has hereunto set his hand, as of the day and year first above written.

Huttig Building Products, Inc.

By: /s/ Delbert H. Tanner

Name: Delbert H. Tanner

Title: Chairman

EXECUTIVE:

/s/ Jon P. Vrabely

Jon P. Vrabely

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